Exhibit 10.10

June 13, 2008

Deepak Ahuja

Re: Offer of Employment with Tesla Motors

Dear Deepak:

Pursuant to the verbal agreement you made with Ze’ev Drori on June 7, Tesla Motors, Inc. is pleased to offer you the position of Chief Financial Officer on the terms set forth below.

As Chief Financial Officer you will perform the duties customarily associated with this position, including responsibility for all financial affairs at Tesla. You will report to Ze’ev Drori, President and CEO of Tesla. You will be located at Tesla’s headquarters offices in San Carlos, California.

Your salary will be $275,000 per year, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for paid time off according to Tesla’s standard policy. You will also be eligible to receive all other benefits Tesla may provide to its employees (e.g., health and dental insurance coverage) and your enrollment in health care insurance plans will commence on August 1, 2008.

Subject to your joining the Company on or before July 31, Tesla’s Board of Directors will grant you a stock option to purchase an aggregate of 250,000 shares of Tesla’s common stock pursuant to Tesla’s Equity Incentive Plan. The exercise price of the stock options will be determined by the Board of Directors; the option exercise price is currently $0.90 per share. Your stock options will vest commencing upon your first day of employment. One fourth of options vest one year after the vesting commencement date, and 1/48th of the options vest monthly thereafter over the following three years.

In the event of a merger, consolidation, sale of assets or other change of control of Tesla and should you be terminated without cause within one year after such event, you will be entitled to 12 months of additional vesting of such options. Other than the foregoing, there shall be no accelerated vesting in any event.

With respect to relocation, Tesla will provide the following:

•	Reimbursement for up to one year of rent payments (not to exceed $5,000 per month) for a reasonable residence for you and your family;

•

Reimbursement for any sales commissions and closing costs for sale of your current residence in Michigan, not to exceed $70,000; provided however that in the event you voluntarily terminate your employment with Tesla at any time within 18 months of commencement of employment, then you will repay such amounts to Tesla;

•

Reimbursement for the reasonable costs of transporting household goods and personal effects and up to two cars for you, including packing and unpacking of all goods and insurance for the full value while in transit, provided you obtain at least three estimates for moving services and consult with Tesla before selecting one;

•

Reimbursement for a travel and living expenses (including reasonable hotel accommodations) for trip of up to one week for you and your family to the San Francisco Bay Area prior to commencement of employment for the purposes of finding a new residence; and

•	Reimbursement for reasonable hotel expenses for up to 10 days for you and for you and your family for the period of time the household goods and personal effects are in transit.

Further, in the event Tesla terminates your employment without cause within 12 months of commencement of employment, then Tesla will continue to pay you salary until the earlier to occur of date you commence suitable employment or a similar arrangement with another firm; or six months from the termination of your employment.

By accepting this offer, you represent and warrant that your employment with Tesla will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We want to emphasize that we do not wish you to bring any confidential or proprietary materials of any former employer which would violate any obligations you may have to your former employer. You further represent and warrant that you have read, understand, and accept the terms of your Stock Option Agreement, in particular, the vesting schedule of the shares of Tesla’s Common Stock thereof. You agree not to make any unauthorized disclosure to Tesla or use on behalf of Tesla any confidential information belonging to any of your former employers (except in accordance with agreements between Tesla and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with Tesla, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

As a Tesla employee, you will be expected to abide by all Tesla policies and procedures, and, as a condition of your employment, you will sign and comply with Tesla’s standard confidentiality agreement which prohibits unauthorized use or disclosure of Tesla confidential information or the confidential information of Tesla’s clients.

You may terminate your employment with Tesla at any time and for any reason whatsoever simply by notifying Tesla. Likewise, Tesla may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of Tesla.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of Tesla. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

If you choose to accept our offer under the terms described above, please indicate your acceptance, by signing below and returning it to me prior to June 16, 2008 at which time this offer will expire. The effective date of your employment will be on or prior to July 31, 2008.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

Tesla Motors, Inc.

/s/ Craig W. Harding
Craig W. Harding
General Counsel and Secretary

Accepted by:	/s/ Deepak Ahuja
Deepak Ahuja

Date: 06/14/08

Attachment A

ARBITRATION AGREEMENT

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:

a. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b. The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c. Both you and Tesla shall be entitled to all rights and remedies that you or Tesla would be entitled to pursue in a court of law; and

d. Tesla shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.

Nothing in this Agreement is intended to prevent either you or Tesla from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Tesla each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.

June 4, 2009

Deepak Ahuja

Re: Amendment to Offer of Employment

Dear Deepak:

Pursuant to our discussion, this letter specifies changes that Tesla Motors will make to the original Offer Letter of Employment dated June 13, 2009.

Paragraph six, bullet one is changed to read as follows:

“Reimbursement for the period ending December 31, 2009 for rent payments (not to exceed $5,000 per month) for a reasonable residence for you and your family.”

All other terms shall remain in effect.

Very truly yours,

Tesla Motors, Inc.

/s/ Craig W. Harding
Craig W. Harding
General Counsel and Secretary

cc: Zack Smoll

/s/ Deepak Ahuja
Deepak Ahuja

Date: 6/4/09